Exhibit 10.1
GENERAL RELEASE AGREEMENT

This General Release (the “Agreement”) is made as of September 29, 2020 (the “Effective Date”), by and between United Insurance Holdings Corp., a Delaware corporation (the “Company,” and together with its subsidiaries and affiliates, the “Company Group”), and Deepak Menon (“Executive”).

WHEREAS, the Company and Executive wish to set forth the terms and conditions governing Executive’s decision to terminate employment, and to provide for the settlement and release of any and all claims, demands, and causes of action Executive may have against the Company Group arising out of or in any way related to Executive’s employment and termination thereof with the Company, according to the terms of this Agreement.

NOW, THEREFORE, in consideration of their mutual promises and undertakings contained in this Agreement, the Company and Executive agree as follows:

1.Employment Termination Date. The Company acknowledges receipt of Executive’s resignation and agrees that Executive’s last day of employment with the Company shall be September 30, 2020 (the “Termination Date”). As of the Termination Date, Executive shall, and hereby does, resign from any and all officer, director and committee positions with the Company Group.

2.Accrued Obligations. After the Termination Date, the Company shall pay to Executive all Accrued Payments, as defined in the Amended and Restated Employment Agreement, dated December 12, 2016, by and between the Company and Executive, as thereafter amended (the “Employment Agreement”).

3.Severance Benefits. Executive acknowledges and agrees that he has voluntarily resigned from employment without Cause, as defined in the Employment Agreement, and is eligible only for the severance benefits as defined in Section 4.3(ii) of the Employment Agreement (the “Severance Benefits”), subject to (i) Executive executing and returning this Agreement within 21 days after his receipt hereof, (ii) Executive not revoking this Agreement in accordance with Section 15(d) below, and (iii) Executive’s continued compliance with the terms of this Agreement, the Employment Agreement, and any other agreement between Executive and any member of the Company Group containing continuing obligations on the part of Executive. As more fully described in the Employment Agreement, the Severance Benefits shall include:

a.Except as set forth in the next paragraph below, and so long as Executive remains in compliance with the restrictive covenants contained in his Employment Agreement, an aggregate payment of $180,250.00, one hundred and eighty thousand, two-hundred and fifty dollars and zero cents, representing six-months’ base salary from October 1, 2020 through March 31, 2021. Payments will be made in conformity with the Company’s normal payroll periods and practices. The first payment shall be made on the first regular bi-monthly pay date following expiration of the seven-day revocation period set forth below.

In exchange for the Company’s agreement to a limited, partial waiver of Section 5.2 of the Employment Agreement, Executive agrees that the severance amount shall be reduced to a maximum of $100,000.00, one hundred thousand dollars and zero cents, should Executive obtain employment with GeoVera Insurance Group Holdings, Ltd., (“GeoVera”). Executive acknowledges and agrees that the $100,000.00 shall be further reduced by the total amount of Severance Benefits already paid to Executive before he accepts employment with GeoVera.

b.For the avoidance of doubt, any bonus Executive earned under the 2020 Annual Incentive Plan shall be forfeited, and all unvested equity-based compensation awards held by Executive as of the date of this Agreement, including, but not limited to, stock options, performance stock units and restricted stock units, shall not be entitled to accelerated vesting, and shall be forfeited and terminate as of the Termination Date.

4.Tax Withholding. Except as otherwise stated in this Agreement, the Company shall deduct (or cause to be deducted) from the amounts payable to Executive pursuant to this Agreement the amount of all federal, state and local taxes required to be withheld pursuant to applicable law.

5.Restrictive Covenants. The Parties agree and acknowledge that the covenants and remedies appearing in the Employment Agreement, as well as any additional covenants or obligations owed by Executive pursuant to any other agreement entered into between Executive and any member of the Company Group, shall remain in full force and effect and are incorporated herein, and Executive hereby reaffirms his commitment to comply fully with all such obligations, and agrees to notify any subsequent employer of the legal restrictions on Executive’s post-termination activities. Notwithstanding the foregoing, the Company acknowledges that Executive may interview with GeoVera. Such discussions, and subsequent employment at GeoVera will not be considered a breach of the non-compete restrictions in the Employment Agreement.

6.Non-Disparagement and Return of Property. Executive agrees to the following covenants:

a.Non-Disparagement. Executive shall not, directly or indirectly, disclose, communicate, or publish in any format any libelous, defamatory, or disparaging information concerning the Company Group, its executives, officers, Board of Directors, its subsidiaries, affiliates, employees, operations, technology, proprietary or technical information, strategies or business whatsoever, or cause others to disclose, communicate, or publish any disparaging information concerning the same. Notwithstanding anything to the contrary in this Section 6, nothing shall prohibit Executive from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law, or from complying with applicable reporting and disclosure requirements.

b.Return of Property. Executive agrees that by no later than October 2, 2020 he will return to the Company Group the following: (1) Company Group credit cards, identification cards, access cards and keys to the Company Group’s properties or facilities that Executive may have in his possession; (2) all confidential files and confidential and proprietary information of the Company Group that Executive may have in his possession; (3) all Company Group information contained or stored on any computer equipment or devices that were issued to Executive by the Company Group shall be scrubbed and removed by the Company Group; (4) all Company Group property, including but not limited to, computer equipment, devices, peripherals, printers, and company vehicles.

7.Release of Claims; Agreement Not to Sue. Executive, for himself, his heirs, executors, administrators, representatives, attorneys, successors, and assigns, for the consideration set forth in this Agreement, plus other good and sufficient consideration, the receipt of which is hereby acknowledged, does remise, release, acquit, satisfy, and forever discharge the Company Group, its current and former Boards of Directors, officers, members, managers, employees, attorneys, agents, insurers, contractors, affiliates, predecessors, successors, assigns, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), benefit plan administrators, successors and/or assigns, and any of its or their past, present or future parent corporations, subsidiaries, divisions, affiliates, officers, directors, agents, trustees, administrators, attorneys, employees, employee benefit and/or pension plans or funds (including qualified and non-qualified plans or funds), successors and/or assigns (whether acting as agents for the Company Group or in their individual capacities), of and from all, and all manner of action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, including, without limitation, all claims which involve in any way or relate to Executive’s employment with the Company Group, Executive’s dealings with the Company Group, Executive’s claims for benefits from the Company Group, or any other claims against the Company Group or the released parties which Executive has, had, or may have and which arose from the beginning of the world to the date of this Agreement. The claims being released include, but are not limited to, all claims for compensation, unpaid wages or bonuses, claims of discrimination or concerning other employment practices prohibited under federal, state, or local law, and include, without limitation, claims arising under or for alleged violations of: the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq., Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. §2000 et. seq.; 42 U.S.C. §§1981, 1983, 1986 and 1988; The Americans with Disabilities Act; 42 U.S.C. § 12101, et. seq. (“ADEA”); the Family and Medical Leave Act, The Employee Retirement Income Security Act of 1974 (“ERISA”), Federal Common Law; The Florida Civil Rights Act of 1992, as amended; The Florida Equal Rights Law, as amended; The Florida General Labor Regulations, as amended; The Florida Private-Sector Whistleblower Act; Tort; Wrongful discharge; Tortious interference with contractual relations, or the common law of the State of Florida, including but not limited to breach of contract (whether written or oral), intentional infliction of emotional distress, defamation, and negligent supervision or retention, or claims for attorneys’ fees and costs, which Executive or the releasing parties ever had, now has, hereafter can, shall or may have, against the Company Group or the released parties, upon or by reason of any matter, cause or thing from the beginning of time to the date of this Agreement; provided, however, that notwithstanding the foregoing, nothing contained herein shall in any way diminish or impair: (I) any claim for employee benefits under plans covered by ERISA to the extent such claim may not lawfully be waived; (II) any rights Executive may have to vested benefits under employee benefit plans (such as Executive’s entitlements under the Company Group’s 401(k) plans), his rights in respect of any vested equity awards and his rights to the Severance Benefits pursuant to this Agreement; or (III) any obligations of the Company Group to Executive pursuant to Section 7 of the Employment Agreement and any accrued but unpaid obligations to Executive pursuant to Sections 3.1 and 3.4 of the Employment Agreement.

8.Executive Cooperation and Assistance. Executive agrees to cooperate with the Company Group in the defense or prosecution of any lawsuits, arbitrations, or any other types of proceedings, and in the preparation of any response to any examination or investigation by any government entity or agency, and with respect to any other claims or matters (all such lawsuits, arbitrations, proceedings, examinations, investigation, claims and matters being collectively referred to as “Proceedings”), arising out of or in any way related to the policies, practices, or conduct of the Company Group during the time Executive was employed by the Company, and shall testify fully and truthfully in connection therewith. In addition, Executive agrees that, upon reasonable notice, Executive will participate in such informal interviews by counsel for the Company Group as may be reasonably necessary to ascertain Executive’s knowledge concerning the facts relating to any such Proceedings, and to cooperate with such counsel in providing testimony whether through deposition or affidavit in any such Proceeding. Executive agrees to immediately notify the Company if he is served with legal process to compel disclosure of any information related to either Executive’s employment with the Company or information regarding one or more of its affiliates, unless prohibited by law. Executive further agrees to immediately notify the Company if he is contacted regarding any potential legal claim or legal matter related to his employment with the Company, unless prohibited by applicable law. In all events, the Company will reimburse Executive for his reasonable travel, lodging and other out-of-pocket expenses associated with his compliance with this Section. The Company will make reasonable efforts to accommodate Executive’s personal and business schedules when requesting his assistance and cooperation.

9.Executive Acknowledgments. Executive acknowledges and agrees that the following are true statements: (a) Executive has reported to the Company any and all work-related injuries incurred during his employment with the Company; (b) the Company properly provided any leave of absence because of Executive’s or a family member’s health condition, and Executive has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (c) Executive had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any released party and to report to the Company any complaints, claims, or actions filed against the Company or any released party.

10.Denial of Liability. Nothing in this Agreement shall be construed to be an admission of liability by the Company, any other member of the Company Group or any of their respective shareholders, officers, employees, agents, successors, assigns, or any other affiliated person or entity for any alleged violation of any of Executive's statutory rights or any common law duty imposed upon any member of the Company Group, which the Company expressly denies.

11.Adequate Consideration. Executive agrees that the payments and benefits provided under this Agreement are adequate consideration for all promises, obligations and releases by Executive contained in this Agreement.

12.Non-Waiver. The waiver by either Party of a breach of any provision of this Agreement or the Employment Agreement by the other Party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement or the Employment Agreement.

13.Complete Agreement. Except as otherwise specifically provided herein, this Agreement and Sections 4.3, 5, 6, 8, 9, 10, 11, 12, 15, 17 and 18 of the Employment Agreement (which shall be deemed incorporated into this Agreement) constitute the complete agreement and understanding of the Parties with respect to the subject matter hereof and with respect to Executive’s employment with the Company and supersedes any prior agreements or understanding covering this subject matter, either written or oral, between the Parties.

14.Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company or any other member of the Company Group be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A. Any reimbursement or advancement payable to Executive pursuant to this Agreement or otherwise shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive as soon as administratively practicable following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

15.Consultation with Counsel; Executive’s Acknowledgement of Rights and Deadlines.

a.Counsel. The Company recommends Executive consult with an attorney prior to signing this Agreement, which includes a release of certain specified rights.

b.Time to Review Agreement. Executive acknowledges and understands that he has up to 21 days following his receipt of this Agreement to sign and return this Agreement to the contact person and address for the Company provided in the Employment Agreement.

c.ADEA Waiver. Executive further acknowledges and understands that the Severance Benefits due to Executive under this Agreement provide adequate consideration to Executive for the waiver of any rights Executive may have under the ADEA and the other releases set forth in Section 8.

d.Right of Revocation. Executive understands that he has the right, within seven days of signing this Agreement, to revoke his waiver of rights to claim damages under Section 8, including the ADEA if applicable. If Executive does revoke that waiver within the seven-day period, this Agreement shall be null and void. Any revocation must be in writing and delivered to the contact person and address for the Company provided in the Employment Agreement. Revocation must be received by 5:00 p.m. on the seventh day after Executive signs this Agreement. Unless Executive returns the revocation in person, it must be: (1) properly addressed; (2) received no later than the seventh day after execution of this Agreement; and (3) sent by overnight courier or certified mail, return receipt requested.

16.Re-Employment. Executive agrees that he will not, at any time, seek re-employment with the Company.

17.Headings Not Binding. The use of headings in this Agreement is only for ease of reference; the headings have no effect and are not to be considered part or a term of this Agreement.

18.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

[Signature Page to Follow]

TO EVIDENCE THEIR AGREEMENT, the parties have executed this document effective as of the Effective Date.

Deepak Menon

/s/ Deepak Menon

United Insurance Holdings Corp.

By: /s/ B. Bradford Martz
Its: President and Chief Financial Officer

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